Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

PORTOLA PHARMACEUTICALS, INC.

at
$18.00 Net Per Share in Cash
Pursuant to the Offer to Purchase
Dated May 27, 2020
by

ODYSSEY MERGER SUB INC.

a direct, wholly owned subsidiary of

ALEXION PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING
11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 1, 2020, UNLESS THE OFFER IS
EXTENDED, OR EARLIER TERMINATED.

May 27, 2020

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

        Odyssey Merger Sub Inc., a Delaware corporation ("Purchaser") and a direct, wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation ("Parent"), and Parent have appointed Innisfree M&A Incorporated to act as the information agent in connection with Purchaser's offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Portola Pharmaceuticals, Inc., a Delaware corporation (the "Company"), at a price of $18.00 per Share, net to the holder of such Share, in cash (the "Offer Price"), without interest thereon and subject to any applicable withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 27, 2020 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related letter of transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Company's board of directors has unanimously recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 14 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

  1.
  Offer to Purchase, dated May 27, 2020;

  2.
  Letter of Transmittal to be used by stockholders of the Company in accepting the Offer, including Form W-9;

  3.
  The Company's Solicitation/Recommendation Statement on Schedule 14D-9;

  4.
  A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  Notice of guaranteed delivery to be used to accept the Offer if certificates representing the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary") prior to the Offer Expiration Time (as defined below), if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time.

        We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 p.m., New York City time, on Wednesday, July 1, 2020, unless extended or earlier terminated.

        Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of May 5, 2020 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger") without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, the Company will survive the Merger as a direct, wholly owned subsidiary of Parent, and each Share not previously irrevocably accepted for purchase in the Offer (other than (i) Shares that at the effective time of the Merger (the "Effective Time") are owned by the Company, Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Company stockholder who properly demands appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any applicable withholding tax. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions."

        The Company's board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, (iv) resolved to recommend the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL, and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions.

        For purposes of the Offer, Purchaser will be deemed to have irrevocably accepted for purchase, and thereby purchased, Shares properly tendered to Purchaser and not validly withdrawn as, if and when Purchaser gives notice to the Depositary of Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares irrevocably accepted for purchase in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees, or (ii) in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an

Agent's Message as described in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than to us in our capacity as Information Agent and American Stock Transfer & Trust Company, LLC in its capacity as the Depositary, as described in the Offer to Purchase) for making solicitations or recommendations in connection with the Offer. You will be reimbursed by Purchaser for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Offer Expiration Time, if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time, the stockholder's tender may still be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

        Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Purchaser, Parent, the Depositary or the Information Agent or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer not contained in the Offer to Purchase or the Letter of Transmittal.